Exhibit 99.1

Devon Energy Corporation Three Memorial City Plaza 840 Gessner Road, Suite 1400 Houston, TX 77024

Devon Energy Reports Third-Quarter 2026 Results

HOUSTON, TX – November 5, 2026 – Devon Energy Corporation (NYSE: DVN) today reports third-quarter 2026 results and has published a letter to shareholders from President and CEO Clay Gaspar. The shareholder letter, supplemental financial tables, and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL, OPERATIONAL & STRATEGIC HIGHLIGHTS

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Delivering on 2026, Providing Initial 2027 Outlook: Maintaining full-year 2026 guidance. Expect 2027 oil production growth of 1-3%, with approximately 525,000 barrels per day of oil and 1,600,000 Boe (barrels of oil equivalent) per day for total capital of approximately $5.3 billion, pro forma for the Eagle Ford sale

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Robust Cash Flow Generation: Operations generated $2.8 billion of operating cash flow, adjusted operating cash flow of $3.5 billion, and $2.0 billion of adjusted free cash flow during the third quarter

•	Eagle Ford Divestiture: As announced on October 8, agreed to sell the Eagle Ford assets for $4.2 billion in cash; closing expected in early 2027

•	Accelerating Share Repurchases: Ramping to greater than $1 billion in the fourth quarter with further acceleration in early 2027, post-Eagle Ford sale proceeds

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Shareholder Returns and Balance Sheet: Returned $1,530 million during the quarter through the $0.32 per share dividend ($366 million), $414 million of share repurchases and the retirement of the remaining $750 million term loan, bringing debt reduction since merger close to $1.25 billion

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Synergy Outlook Raised: Raised the expected year-end 2026 synergy run rate to approximately $350 million, 75% above the plan laid out in August, with approximately $700 million of average synergies expected in 2027, up $100 million from our prior outlook, on the way to at least $1.0 billion of expected annual synergies by year-end 2027

•	Solitude Pipeline Investment: Acquired a 25% interest in the Solitude Pipeline System with firm transportation capacity, connecting Permian natural gas to Gulf Coast and LNG-linked pricing

OPERATING RESULTS

Devon’s operational activity in the third quarter averaged 32 operated drilling rigs and 8 completion crews. This level of activity resulted in 124 net operated wells being placed online, with an average lateral length of 11,400 feet. Capital expenditures, excluding acquisitions, totaled $1,496 million.

Production averaged 1,668,000 Boe per day in the third quarter, within guidance. Oil totaled 553,000 barrels per day in the quarter, with natural gas liquids of 382,000 barrels per day and natural gas of 4.4 Bcf (billion cubic feet) per day. Eagle Ford oil volumes were below expectations due to the timing of completions during the quarter, offset by solid performance across the rest of the portfolio, led by Permian Basin oil production of 389,000 barrels per day.

For the third quarter, Devon’s oil, gas, and NGL sales totaled $5.9 billion. The company’s realized price during the period, including commodity hedges, was $79.54 per barrel of oil, $23.81 per barrel of NGL and $2.16 per Mcf (thousand cubic feet) of natural gas. Unhedged natural gas realizations improved to 66% of Henry Hub, above the guidance range, as additional Permian takeaway capacity commenced service and narrowed Waha differentials.

Cash costs, including production expenses, general and administrative expenses, and financing costs, totaled $12.89 per Boe in the third quarter, approximately 2% below the midpoint of guidance. Gathering, processing, and transportation expense of $3.20 per Boe and general and administrative expense of $1.18 per Boe both came in below their guidance ranges, while lease operating expenses were slightly above the quarterly guidance range due to higher workover activity and third-party water disposal.

FINANCIAL RESULTS

Devon reported net earnings of $1.0 billion, or $0.88 per diluted share, in the third quarter of 2026. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $1.6 billion, or $1.42 per diluted share.

Devon’s operating cash flow totaled $2.8 billion in the third quarter, the company’s first full quarter of combined operations. The company funded its capital requirements and had $2.0 billion in adjusted free cash flow for the quarter.

During the quarter, Devon retired the remaining $750 million of its term loan, bringing total debt reduction since merger close to $1.25 billion. Supported by free cash flow and the Eagle Ford sale proceeds, the company plans to retire an additional $1.5 billion of long-term debt, reaching its $9 billion gross debt target in early 2027.

At the end of the third quarter, Devon had a cash balance of $0.4 billion and an undrawn credit facility of $3.0 billion. Outstanding debt totaled $10.6 billion and net debt totaled $10.2 billion, 0.9 times trailing twelve-month EBITDAX.

RETURN OF CAPITAL

Devon’s board of directors declared a fixed quarterly cash dividend of $0.32 per share for the fourth quarter, payable on December 30, 2026, to shareholders of record at the close of business on December 15, 2026, consistent with the company’s strategic priority of delivering value to shareholders through a sustainable, annually growing fixed dividend. The third-quarter dividend totaled $366 million and was paid on September 30, 2026.

The company also returned capital to shareholders through its $8.0 billion share repurchase program. During the third quarter, the company repurchased 8.9 million shares for $414 million, bringing repurchases since the program began in May to 13.3 million shares for $617 million, leaving $7.4 billion of remaining capacity on the authorization, which extends through mid-2029. The company expects share repurchases to step up to more than $1 billion in the fourth quarter and to rise further in 2027, fueled in part by the net proceeds from the Eagle Ford sale.

ACCELERATING SYNERGIES

Merger integration is running ahead of plan. Devon now expects to exit 2026 at an annualized pre-tax synergy run rate of approximately $350 million, 75% above the $200 million exit rate outlined in August, with the increase spread across capital optimization, operating margin improvements, and corporate cost reductions. The company now expects approximately $700 million of average synergies in 2027, up from $600 million, and continues to expect at least $1.0 billion of annual pre-tax run-rate synergies by year-end 2027. Shared best practices and technology applied across the combined portfolio are strengthening margins and increasing capital efficiency.

OUTLOOK

The company is reaffirming its full-year 2026 production and capital guidance with the Eagle Ford included through closing. For the fourth quarter of 2026, total production is expected to average between 1,660,000 and 1,700,000 Boe per day and oil production is expected to average between 550,000 and 560,000 barrels per day. Capital spending in the fourth quarter is expected to be between $1,290 million and $1,395 million.

Devon also provided an initial view of 2027. On a pro forma basis, adjusted for the Eagle Ford sale, the company expects 2027 oil production of approximately 525,000 barrels per day and total production of approximately 1,600,000 Boe per day on total capital of approximately $5.3 billion. Full 2027 guidance will be provided with fourth-quarter results in February.

Additional details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

EAGLE FORD DIVESTITURE

As announced on October 8, 2026, Devon has entered into a definitive agreement to sell its Eagle Ford assets for total consideration of $4.2 billion in cash, subject to customary closing adjustments. The transaction has an effective date of July 1, 2026 and is expected to close in early 2027, subject to regulatory approvals and customary closing conditions. After taxes and effective-date adjustments, net proceeds are expected to be approximately $3.5 billion and will be used to accelerate share repurchases and to reduce debt.

SOLITUDE PIPELINE INVESTMENT

During the third quarter, Devon acquired a 25% interest in the Solitude Pipeline System, a joint venture constructing two natural gas pipelines from the Permian Basin to the Texas Gulf Coast and secured firm transportation capacity on the system. The investment, funded by cash flow, connects a portion of Devon’s Permian natural gas production to Gulf Coast and LNG-linked pricing and is expected to improve realized natural gas prices once the system enters service.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s earnings presentation, available on the company’s website at www.devonenergy.com. The company’s third-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on November 6, 2026, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a diversified multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contact	Media Contact
investor.relations@dvn.com	devonmediarelations@dvn.com
281-589-5705	405-552-7460

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices, including from the impact of ongoing or escalating armed conflicts, wars and geopolitical instability and from changes in trade relations and policies, such as the imposition of new or increased tariffs or other trade protection measures by the U.S., China or other countries; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties and investments; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital, which can be exacerbated by supply chain disruptions, including as a result of tariffs or other changes in trade policy; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters, water disposal and tax matters; climate change and risks related to regulatory, social and market efforts to address climate change; risks relating to our sustainability initiatives; claims, litigation, audits and other proceedings impacting our business, including with respect to historic and legacy operations; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; risks associated with artificial intelligence and other emerging technologies; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures, including the pending sale of our Eagle Ford assets; our ability to pay dividends and make share repurchases; risks related to the merger with Coterra, including the risk that we may not realize the anticipated synergies or other benefits of the merger or successfully integrate the two legacy businesses; and any of the other risks and uncertainties discussed in Devon’s 2025 Annual Report on Form 10-K (the “2025 Form 10-K”) or other filings with the Securities and Exchange Commission (the “SEC”).

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2025 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2025 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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